                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          TRANSTECHNOLOGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

                          COMMON STOCK $0.01 PAR VALUE
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     (2) Aggregate number of securities to which transaction applies:

                                      N/A
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

                                      N/A
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     (4) Proposed maximum aggregate value of transaction:

                                      N/A
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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

                                      N/A
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     (2) Form, schedule or registration statement no.:

                                      N/A
--------------------------------------------------------------------------------
     (3) Filing party:

                                      N/A
--------------------------------------------------------------------------------
     (4) Date filed:

                                      N/A
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---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     [LOGO]

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD SEPTEMBER 21, 1995

To the Stockholders of
TransTechnology Corporation:

     The Annual Meeting of Stockholders (the "Meeting") of TransTechnology Corporation (the "Company") will be held at 10:00 a.m., EDT, on Thursday, September 21, 1995 at the Marriott Financial Center, 85 West Street, New York, New York, to consider and act upon the following matters:

          1. To elect six directors of the Company;

          2. To ratify the appointment of Deloitte & Touche as the independent auditors of the Company; and

          3. To transact such other business as may properly come before the meeting.

     Only the stockholders of record at the close of business on July 24, 1995 will be entitled to notice of and to vote at the Meeting or any adjournment or adjournments thereof. A copy of the Company's Annual Report to Stockholders, including financial statements for the fiscal year ended March 31, 1995, is enclosed with this Notice of Annual Meeting.

     Whether or not you expect to attend the Meeting, you are urged to sign, date and return the enclosed proxy in the prepaid envelope provided. All shares represented by the enclosed proxy, if the proxy is properly executed and returned, will be voted as you direct. Your proxy will not be used if you attend the Meeting and vote in person.

                                          By Order of the Board of Directors

                                          (SIG)

                                          VALENTINA DOSS
                                          Vice President, General Counsel and
                                          Secretary

Union, New Jersey
August 9, 1995

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      [LOGO]                         700 Liberty Avenue, Union, New Jersey 07083
                                PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement (first mailed to shareholders on or about August 9, 1995) is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of TransTechnology Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Thursday, September 21, 1995 at 10:00 a.m., EDT, at the Marriott Financial Center, New York, New York, and any adjournments thereof. All proxies which are properly completed, signed and returned to the Company prior to the Meeting will be voted as provided therein. Any proxy given by a shareholder may be revoked at any time before it is exercised by filing an instrument revoking it with the Secretary of the Company, by submitting to the Company a duly executed proxy bearing a later date, or by voting in person at the Meeting.

The only voting securities of the Company consist of its common stock, $0.01 par value per share (the "Common Stock"). The close of business on July 24, 1995 has been fixed as the record date for the determination of holders of shares of Common Stock entitled to vote at the Meeting, and any adjournments thereof. As of that date, the Company had 5,274,670 shares of Common Stock outstanding. The holders of shares of Common Stock on the record date are entitled to one vote for each share on all matters to be considered at the Meeting and any adjournments thereof.

The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. As to all matters, each stockholder is entitled to one vote for each share of Common Stock he or she holds. The director nominees who receive the greatest number of votes at the Meeting will be elected to the Board of Directors of the Company. Votes against a candidate have no legal effect. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Stockholders are not entitled to cumulate votes.

The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Meeting will be borne by the Company. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation. The Company has engaged Beacon Hill Partners, Inc. to assist in the solicitation of proxies. It is expected that such firm will be paid approximately $3,500 for such services and will be

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                                        1

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indemnified for matters arising out of this engagement including liabilities arising under securities laws. In addition, the Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitation.

For purposes of this Proxy Statement, the fiscal year ended March 31, 1995 shall be referred to as the fiscal year of 1995 or fiscal 1995.

PROPOSAL 1 -- ELECTION OF DIRECTORS

The Board of Directors of the Company is elected annually. The Certificate of Incorporation and Bylaws of the Company provide that the number of directors of the Company shall be not less than five nor more than fifteen, with the exact number to be fixed by the Bylaws. The Bylaws provide that the exact number of directors to be elected on September 21, 1995 is six. Unless otherwise instructed, the proxies received will be voted for the election of the nominees named below. Although it is not anticipated that any of the nominees will be unable to serve, in the event any nominee is unable or declines to serve as a director at the time of the Meeting, the proxy holders will vote for substitute nominees at their discretion.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship among themselves or with any executive officer of the Company.

INFORMATION CONCERNING INCUMBENT DIRECTORS AND NOMINEES TO THE BOARD OF
DIRECTORS

Information is set forth below concerning each nominee for election as a director. The information was obtained from the Company's records or from information furnished directly by the individual.


-----------------------------------------------------------------------------------------------
                                                  POSITION WITH                        DIRECTOR
            NAME                                   THE COMPANY                  AGE     SINCE
-----------------------------------------------------------------------------------------------
Michael J. Berthelot               Chairman of the Board of Directors and       45       1991
                                   Chief Executive Officer
Patrick K. Bolger                  President, Chief Operating Officer and       60       1992
                                   Director
Gideon Argov                       Director                                     38       1995
Walter Belleville                  Director                                     68       1992
Thomas V. Chema                    Director                                     47       1992
James A. Lawrence                  Director                                     42       1992

-----------------------------------------------------------------------------------------------


MR. BERTHELOT has been a director of the Company since January 1991. In September 1991, he became Vice Chairman of the Company's Board of Directors and on January 1, 1992, he became acting President and Chief Executive Officer of the Company. From July to September 1992, Mr. Berthelot was removed from his Vice Chairman, acting President and Chief Executive Officer positions. From October 1992 to July 1995, Mr. Berthelot was the Company's

--------------------------------------------------------------------------------

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Chairman of the Board of Directors, President and Chief Executive Officer. Since
July 1995, he continues to serve as Chairman and Chief Executive Officer. Since September 1981, Mr. Berthelot has been Chief Executive Officer of Canterbury Holdings Corporation, a private investment company, and, from 1989 to 1992, he was a partner in the certified public accounting/management consulting firm of Barnes, Wendling, Cook & O'Conner, Inc.

MR. BOLGER joined the Company as Group Vice President -- Aerospace Products in January 1990 and became Executive Vice President, Chief Operating Officer and a director in October 1992. From August to October 1992, Mr. Bolger served as one of three executive officers in the Company's Office of the President. In July 1995 Mr. Bolger was appointed President and Chief Operating Officer. Prior to joining TransTechnology, Mr. Bolger operated several small businesses as a private investor and consultant and from 1982 to 1988, he was Group Vice President of the Hamilton Standard Division of United Technologies, which manufactures control systems for the aerospace industry.

MR. ARGOV was appointed to the Board in March 1995 to fill the vacancy created by Mr. Hofmeister's resignation. Since 1991 Mr. Argov has been President and Chief Executive Officer of Kollmorgen Corporation, a $200 million diversified technology company which manufactures high performance motion control and electro-optical instruments. From 1988 to 1991, Mr. Argov was President, Chief Executive Officer and a principal of High Voltage Engineering Corporation, a $150 million diversified electrical producer of industrial controls, instrumentation and industrial machinery.

MR. BELLEVILLE has been a director of the Company since June 1992. From 1983 to the present, Mr. Belleville has been Chief Executive Officer and Chairman of the Board of ATI Machinery, Inc., the largest Caterpillar tractor rental and leasing company in the western United States. Additionally, since 1985 he has been Chairman of the Board of Sav-Trac of Arizona, Inc., a heavy equipment repair facility, President of Happy Horizons, Inc., an aircraft brokerage firm, and President of Pacific Plus, Inc., a consulting firm specializing in turnarounds of troubled companies.

MR. CHEMA has been a partner in the law firm of Arter & Hadden since 1989, specializing in energy and telecommunications consulting. Since January 1990, he has served as Chairman of the Ohio Building authority, an independent state agency that annually issues approximately $150 million of bonds and is responsible for financing and operating state office buildings and other facilities for the State of Ohio. From May 1990 to July 1995, Mr. Chema also served as Executive Director of the Gateway Economic Development Corporation of Greater Cleveland, a not-for-profit corporation chartered to build a baseball stadium and arena in downtown Cleveland.

MR. LAWRENCE is Chief Operating Officer, Asia/ Middle East/Africa of Pepsi-Cola International, the unit of Pepsico responsible for soft drink operations outside North America. From 1992 to 1993 he served as Executive Vice President of Pepsi-Cola International. From 1983 to 1992, Mr. Lawrence was a partner of the LEK Partnership, a general partnership organized in England to provide management consulting and merger and acquisition advisory services. From 1986 to 1992, he was also the Chairman of LEK

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Consulting Inc., the United States operating subsidiary of the partnership. Mr. Lawrence serves on the Boards of American Re-Insurance Corporation and the reorganized Transworld Airlines.

THE BOARD OF DIRECTORS

The incumbent directors, other than Mr. Argov, were elected as directors of the Company at the last annual meeting of stockholders of the Company which was held in September 1994. Mr. Argov was appointed by the Board to fill a vacancy on the Board on March 3, 1995.

COMMITTEES

The standing committees of the Board of Directors are the Audit Committee, the Nominating Committee and the Compensation and Incentives Committee.

The Audit Committee reviews with the Company's independent auditing firm the results of the firm's annual examination, advises the full Board regarding its findings and provides assistance to the full Board in matters involving financial statements and financial controls. The Audit Committee is composed of Board members who are not officers, employees or affiliates of the Company or its subsidiaries. The Audit Committee, which consists of Messrs. Belleville, Lawrence, and Richard Mascuch (who is not standing for re-election), held two meetings during fiscal 1995.

The Nominating Committee establishes the criteria for and reviews the qualifications of individuals for nomination to the Board of Directors and to committees of the Board. In addition, the Nominating Committee presents recommendations for replacement directors when vacancies occur on the Board or committees thereof. The Nominating Committee may consider nominees recommended by stockholders. This committee, which presently consists of Messrs. Berthelot, Chema and Lawrence, held three meetings during the fiscal year ended March 31, 1995.

The Compensation and Incentives Committee reviews management's proposals and makes recommendations to the full Board for compensation and incentives for key employees and officers of the Company. This committee is comprised solely of directors who are not eligible to receive cash bonuses or any other type of incentive compensation. The Compensation and Incentives Committee, which presently consists of Messrs. Belleville, Chema and Dr. H. Gary Carlson (who is not standing for re-election), held three meetings during the fiscal year ended March 31, 1995.

MEETINGS AND REMUNERATION

During the fiscal year ended March 31, 1995, the Board of Directors held nine meetings. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board of Directors during fiscal 1995 (held during the period for which he has been a director) and (ii) the total number of meetings held by all Committees of the Board of Directors on which he served during that period.

The Company pays its non-employee directors a $5,000 annual retainer and $2,500 for each Board of Directors meeting attended. Meeting fees are also paid for attendance via conference telephone if such meetings last longer than thirty minutes. Directors are paid their $5,000 annual retainer in Company Common Stock rather than cash. In addition, each non-employee director is granted a Stock Option to purchase the same number of shares that he owned on (a) the date that is sixty days after

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                                        4

--------------------------------------------------------------------------------

his election to the Board if that date occurs after September 11, 1994, or (b) on September 12, 1994 if the director had served on the Board prior to that date. In addition, the Company reimburses its directors for expenses incurred on behalf of the Company. Non-employee directors are also paid a retainer (in Company Stock) for serving on committees and fees (in cash) for attending committee meetings. Annual retainers for the Chairmen of the Audit Committee and of the Compensation and Incentives Committee are $4,200 while for other members they are $3,000. Attendance at meetings of these committees is compensated at $800 per meeting. The Chairman of the Nominating Committee receives a $3,700 annual retainer while the non-employee committee member receives $2,500. Attendance at Nominating Committee meetings is compensated at $900 per meeting.

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                                        5

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SECURITY OWNERSHIP OF PRINCIPAL
STOCKHOLDERS, NOMINEES FOR
DIRECTOR AND OFFICERS

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of May 30, 1995 (except as set forth in the footnotes) by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and nominee for director of the Company, individually, (iii) each executive officer of the Company, individually, and (iv) all directors and executive officers as a group:


-----------------------------------------------------------------------------------------------
                                                               NUMBER OF
                                                               SHARES OF        PERCENTAGE OF
                           NAME                             COMMON STOCK(1)    COMMON STOCK(1)
-----------------------------------------------------------------------------------------------
Arch C. Scurlock                                                1,146,740(2)         21.7
  c/o Research Industries, Incorporated
  123 North Pitt Street
  Alexandria, Virginia 22314
Heine Securities Corporation                                      361,000(3)          6.8
  51 J.F.K. Parkway
  Short Hills, New Jersey 07078
Dimensional Fund Advisors Inc.                                    303,400(4)          5.8
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
Kennedy Capital Management, Inc.                                  313,325(5)          5.9
  425 N. New Ballas Rd. #181
  St. Louis, MO 63141-6821
Michael J. Berthelot                                              354,474(6)          6.7
Patrick K. Bolger                                                  52,587(7)          1.0
Chandler J. Moisen                                                 24,279(8)            *
Valentina Doss                                                      7,638(9)            *
Gideon Argov                                                       10,000               *
Walter Belleville                                                   3,000               *
Richard Mascuch                                                    22,272               *
Thomas V. Chema                                                       714               *
H. Gary Carlson                                                     2,850               *
James A. Lawrence                                                  26,083               *
Directors and executive officers as a group
  (10 persons)                                                    439,178(10)         8.3

-----------------------------------------------------------------------------------------------


 *  Less than 1%.

(1) Except as set forth in these footnotes, the persons named in this table have sole voting power and investment power with respect to all shares of capital stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.

--------------------------------------------------------------------------------

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 (2) Includes 1,100,000 shares of Common Stock owned by Research Industries,
     Incorporated, of which Dr. Scurlock owns 95% of the outstanding shares of stock.

 (3) According to a February 8, 1995 filing on Schedule 13G with the Securities and Exchange Commission, Heine Securities Corporation and Michael F. Price exercise voting control and dispositive power over all 361,000 shares. Heine Securities Corporation is a registered investment advisor and Mr. Price is its President. They disclaim beneficial ownership of all such shares.

 (4) Based on a January 31, 1995 filing on Schedule 13G with the Securities and Exchange Commission, the Dimensional Fund Advisors Inc. ("Dimensional") owned this amount of shares of Common Stock as of December 31, 1994. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of this amount of shares of Common Stock at such date, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of such shares.

 (5) Based on information supplied by Kennedy Capital Management, Inc. as of March 14, 1995.

 (6) Includes 59,996 shares issuable with respect to options exercisable within 60 days of May 30, 1995.

 (7) Includes 42,157 shares issuable with respect to options exercisable within 60 days of May 30, 1995.

 (8) Includes 9,999 shares issuable with respect to options exercisable within 60 days of May 30, 1995.

 (9) Includes 5,833 shares issuable with respect to options exercisable within 60 days of May 30, 1995.

(10) Includes 117,985 shares issuable with respect to options exercisable within 60 days of May 30, 1995.

EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

Set forth in the table below are the names, ages and positions held by all executive officers of the Company.


--------------------------------------------------------------------------------------------------
                                                                                         EXECUTIVE
                                                 POSITION WITH                            OFFICER
         NAME                                     THE COMPANY                     AGE      SINCE
--------------------------------------------------------------------------------------------------
Michael J. Berthelot           Chairman of the Board of Directors and Chief         45      1992
                               Executive Officer
Patrick K. Bolger              President, Chief Operating Officer                   60      1990
                               and Director
Chandler J. Moisen             Senior Vice President, Chief Financial Officer       61      1991
                               and Treasurer
Valentina Doss                 Vice President, General Counsel and Secretary        44      1991

---------------------------------------------------------------------------------------------------


Executive officers of the Company are elected by and serve at the discretion of the Board of Directors. No arrangement exists between any executive officer and any other person or persons pursuant to which any executive officer was or is to be selected as an executive officer. None of the executive officers has any family relationship to any nominee for director or to any other executive officer of the Company. Set forth below is a brief description of the busi-

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                                        7

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ness experience for the previous five years of those executive officers who are not also directors. For information concerning the business experience of Messrs. Berthelot and Bolger, see "Information Concerning Incumbent Directors and Nominees to the Board of Directors."

MR. MOISEN has served as Vice President, Treasurer and Chief Financial Officer of the Company since August 1991 and as Senior Vice President since October 1992. From August to October 1992 Mr. Moisen served as one of three executive officers in the Company's Office of the President. From 1989 to 1991, Mr. Moisen served as Senior Vice President and Chief Financial Officer of G-Tech Corp., a computer hardware and software manufacturer.

MS. DOSS served the Company as Vice President of Administration from August 1991 to September 1993, as Vice President and General Counsel since September 1993 and as Secretary since December 1991. Prior to that time she served as the Company's Senior Counsel and Assistant Secretary since 1988 and as Associate Legal Counsel from 1983 to 1988.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended March 31, 1995, 1994 and 1993, of those persons who were, at March 31, 1995 (i) the chief executive officer and (ii) the other executive officers of the Company who received in excess of $100,000 in total annual salary and bonus for fiscal 1995. During each fiscal year in the three year period ended March 31, 1995, no executive officer named above received perquisites and other personal benefits, securities or property in an aggregate amount in excess of the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.

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                                        8

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SUMMARY COMPENSATION TABLE


--------------------------------------------------------------------------------------------------------------------
                                                                                LONG TERM
                                                                              COMPENSATION
                                                                    ---------------------------------
                                                                                   AWARDS
                                   ANNUAL COMPENSATION                           ----------
                        -----------------------------------------   RESTRICTED   SECURITIES   PAYOUTS
                                                     OTHER ANNUAL     STOCK      UNDERLYING   -------    ALL OTHER
       NAME AND                 SALARY     BONUS     COMPENSATION     AWARDS      OPTIONS      LTIP     COMPENSATION
  PRINCIPAL POSITION    YEAR     (1)        (2)          (3)           (4)          (#)       PAYOUTS       (5)
--------------------------------------------------------------------------------------------------------------------
Michael J. Berthelot    1995   $295,000   $204,007           --        4,383       60,000       --        $ 30,761(6)
  Chairman and Chief    1994    295,000    137,088     $ 41,931           --       60,000       --          20,824
  Executive Officer     1993    212,308    194,800           --           --           --       --           2,832
Patrick K. Bolger       1995    185,000    136,005           --        2,922       40,000       --          12,035
  President and Chief   1994    185,000     91,392       28,337        2,127       40,000       --          14,242
  Operating Officer     1993    175,573     81,581           --           --           --       --          11,539
Chandler J. Moisen      1995    175,000    113,337           --        2,631       15,000       --          11,418
  Senior Vice           1994    175,000     78,872       30,334        2,127       15,000       --          13,796
  President and Chief   1993    167,212     80,858           --           --           --       --         252,890(7)
  Financial Officer
Valentina Doss          1995    110,800     48,170           --        1,388       10,000       --           7,906
  Vice President,       1994    110,800     41,521       16,078        1,509        7,500       --           8,273
  General Counsel and   1993     98,339     55,287           --           --           --       --          79,993(8)
  Secretary

--------------------------------------------------------------------------------------------------------------------


(1) Amounts shown include compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under the Company's 401(K) plan.

(2) Represents payments made to executive officers pursuant to the Company's Incentive Compensation Plan.

(3) Fiscal 1994 amounts represent (i) fair market value on date of award of unrestricted stock awards and (ii) dividends paid on restricted stock not yet vested.

(4) An aggregate of 15,166 shares of restricted shares were held for the benefit of the executive officers at fiscal year-end. Such shares vest in annual increments of one-third each year. The executive officer receives dividends on issued but unvested shares.

(5) These amounts include the Company's contributions to the Retirement Savings Plan and insurance premiums paid by the Company under the Company's group benefits plan.

(6) The amount includes relocation expenses of $20,000 paid to Mr. Berthelot.

(7) The amount includes relocation expenses of $245,538 paid on behalf of Mr. Moisen.

(8) The amount includes relocation expenses of $73,407 paid on behalf of Ms.
Doss.

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                                        9

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Incentive Compensation Plans.  The Fiscal Year 1995 Incentive Compensation Plan
(the "Incentive Compensation Plan") provides for the award of cash bonuses from profits based upon operating results. Results are measured by a wide range of goals which must be met, including goals for operating income, return on investment, individual strategic and/or operational issues, cash flow and annual income growth. The stock feature of the Incentive Compensation Plan provides for the award of restricted stock and stock options to corporate officers, division presidents and other key personnel. The number of restricted shares awarded is equal to shares that could be purchased at the closing price of the stock on the date the Board of Directors approved the Plan with 25% of the cash bonus pool. Voting and dividend rights vest immediately. Restrictions on sale lapse over three years in annual one-third increments. Shares for which restrictions have not yet expired are forfeited upon termination of employment. Stock options are awarded at an exercise price equal to the fair market value of the shares on the date of grant. Options become exercisable in annual equal installments over three years and expire five years after grant date. Both restricted stock and stock options are awarded pursuant to the 1992 Long Term Incentive Plan, which provides the mechanism for awarding various kinds of stock based awards.

Retirement Plans. The Company maintains four retirement plans covering substantially all active U.S. employees, two of which are defined contribution plans and one of which is a defined benefit plan. The TransTechnology Corporation Retirement Savings Plan (the "Retirement Savings Plan"), a defined contribution plan under Section 401(k) of the Internal Revenue Code, covers non-union employees who have been employed by the Company for more than one year. Approximately 700 employees participate in the Retirement Savings Plan. Benefits are payable on retirement, disability, death, or other separation from service. Participants in the Retirement Savings Plan may defer receipt and taxation of up to 15% of their compensation by contributing such compensation to the plan. The Company contributes a minimum of 3% and a maximum of 6% of employees' compensation to the Retirement Savings Plan, depending on the level of contribution by each employee. The other three plans cover approximately 450 members of collective bargaining units.

Executive Life Insurance Plan. The Company maintains life insurance policies for its executive officers which supplement the group life policies available to all salaried employees.

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                                       10

--------------------------------------------------------------------------------

STOCK OPTIONS

The following table sets forth information concerning options granted to those persons who were the chief executive officer and the other executive officers of the Company during fiscal 1995.

                        OPTION/SAR GRANTS IN FISCAL 1995

---------------------------------------------------------------------------------------------------
                              INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------
                                                % OF                                 POTENTIAL
                                               TOTAL                              REALIZABLE VALUE
                                              OPTIONS/                           OF ASSUMED ANNUAL
                                                SARS       EXERCISE                RATES OF STOCK
                                 OPTIONS/    GRANTED TO    OR BASE               PRICE APPRECIATION
                                   SARS      EMPLOYEES      PRICE     EXPIRA-     FOR OPTION TERM
                                 GRANTED     IN FISCAL      $ PER      TION      ------------------
             NAME                 (#)(1)        YEAR        SHARE      DATE      5% ($)     10% ($)
---------------------------------------------------------------------------------------------------
Michael J. Berthelot              60,000           35       15.125    4-21-99    257,733    588,612
Patrick K. Bolger                 40,000           23       15.125    4-21-99    171,822    392,408
Chandler J. Moisen                15,000            9       15.125    4-21-99     64,433    147,153
Valentina Doss                    10,000            6       15.125    4-21-99     42,956     98,102

---------------------------------------------------------------------------------------------------


(1) Amounts shown represent stock options only. No stock appreciation rights
(SARs) were awarded.

The following table summarizes option exercises during fiscal 1995 and the total number and value of exercisable and unexercisable stock options held by each of the named executive officers on March 31, 1995, the last day of fiscal 1995.

               AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1995 AND
                         FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF
                                                                   UNEXERCISED     VALUE OF UNEXERCISED
                                                                     OPTIONS       IN-THE-MONEY OPTIONS
                                                                   AT FY-END(#)        AT FY-END($)
                                                                  --------------   --------------------
                            SHARES ACQUIRED ON                     EXERCISABLE/        EXERCISABLE/
           NAME                  EXERCISE        VALUE REALIZED   UNEXERCISABLE       UNEXERCISABLE
-------------------------------------------------------------------------------------------------------
Michael J. Berthelot                  --                  --      19,998/100,002       34,997/70,004
Patrick K. Bolger                     --                  --       16,247/66,668       32,786/46,669
Chandler J. Moisen                 8,334            $ 27,586            0/25,000            0/17,500
Valentina Doss                     6,357            $ 26,690            0/15,000             0/8,750

-------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

The following table sets forth information concerning long-term incentive plan awards in the form of restricted stock awarded during fiscal 1995 to the chief executive officer and the other executive officers of the Company.

               LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 1995(1)

-----------------------------------------------------------------------------------------------
                                                                                    PERFORMANCE
                                                                 NUMBER OF           OR OTHER
                                                               SHARES, UNITS       PERIOD UNTIL
                                                                 OR OTHER           MATURATION
                          NAME                                   RIGHTS(#)           OR PAYOUT
-----------------------------------------------------------------------------------------------
Michael J. Berthelot                                                3,849             3 years
Patrick K. Bolger                                                   2,566             3 years
Chandler J. Moisen                                                  2,138             3 years
Valentina Doss                                                        909             3 years

-----------------------------------------------------------------------------------------------


(1) Restricted stock awards are calculated based upon a cash bonus pool, which is itself based upon annual profit. The number of restricted shares awarded is equal to shares that could be purchased at $13.25 (the closing price of the stock on the date of the award) with 25% of the cash bonus pool. The cash bonus is described on page 10.

REPORT OF THE COMPENSATION AND INCENTIVES COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation and Incentives Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee is responsible for establishing policies and implementing programs relating to executive compensation. All decisions of the Committee relating to compensation of the Company's executive officers are reviewed by the entire Board of Directors, except for decisions relating to stock based awards, which must be made solely by the Committee in order for the grants or awards to satisfy Rule 16b-3 of the Securities Exchange Act of 1934.

The Committee's philosophy regarding executive compensation is that a compensation program should (i) support the achievement of desired Company performance; (ii) provide compensation that will attract and retain qualified executives and reward performance; (iii) align the executive officers' interests with shareholders' interests as well as the overall success of the Company by placing a portion of pay at risk; and (iv) encourage management's stake in the long-term performance and success of the Company.

For Fiscal Years 1993-1995, a form of Annual Incentive Plan was adopted consistent with this philosophy. The compensation reflected in this proxy statement is the result of that program and will be described here briefly. A new plan has been adopted for Fiscal Years 1996-1998 which is also consistent with this philosophy but is intended to more directly align the focus and remuneration of both divisional and corporate management with that of the Company's shareholders.

The methodology for setting base salary of the executive officers remains unchanged and consists of (i) determining marketplace compensation by comparing the corporation to groups of other corporations with similar characteristics and
(ii) evaluating each executive's performance as well as the performance of the Company as a whole. Each year the perform-

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ance of executive officers and division presidents is evaluated by his or her supervisor. The evaluation is based upon individualized performance objectives designated at the beginning of the fiscal year and at the time of the last performance evaluation.

The bonus portion of the executive officers' compensation program is an important tool in providing incentive both for short-term and long-term performance. Cash and restricted stock awards are paid upon achieving or exceeding target levels of quantitative performance measures. Such performance measures are tied directly to the Company's annual business plan. Executive officers, including Mr. Berthelot, earn no bonus unless 100% of the business plan's profit goals are met. The business plan is prepared and approved prior to the start of the fiscal year. Under the prior plan, a portion of the bonus was also paid in unrestricted stock. The new plan has eliminated unrestricted stock awards, but continues to pay a portion of the bonus in restricted stock. The plan for executive officers and division presidents measures performance factors against targets for before-tax-profits, profit growth, return on investment, cash flow, meeting budgets and achievement of individual performance objectives. The new plan has added productivity growth as an additional factor for measuring performance. The enhancement paid for meeting certain targets in consecutive years under the prior plan has been discontinued in the new plan.

In addition to the restricted and unrestricted stock awards described above, executive officers and division presidents receive incentive stock options. Stock options are based upon marketplace compensation studies and are awarded individually each year at an exercise price equal to the stock's fair market value on date of grant. Stock options vest over a three-year period and have never been repriced.

In order to directly align the focus and remuneration of senior managers with that of the shareholders, the Committee and the Board of Directors decided to decrease the proportionate share of bonuses earned for a single year's performance and to increase the portion that can be earned only by achieving long term increases in shareholder value. The new plan's purpose is to recognize the achievement of above average results in the current fiscal year and to reward the creation of increased value of the entity (as determined by the markets and as shared with the shareholders) over the long term. This portion of the cash bonus will be paid at the end of a three-year period based upon the increase in the enterprise value of the company, or a division of the company, as the case may be, which exceeds a compounded rate of 12% per annum. (The 12% per annum hurdle rate was established to represent the overall return an investor would seek at the beginning of the three-year measuring period.) It is the purpose of the Committee and the Board in implementing this new feature of the senior managers' incentive compensation program to encourage and reward long term growth in the value of the Company.

Mr. Berthelot's compensation, including base compensation, cash bonus and stock awards is determined by the same methodology as described above for all executive officers. His performance is evaluated in an annual process by the outside members of the Board of Directors.

WALTER BELLEVILLE
H. GARY CARLSON
THOMAS V. CHEMA

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMPANY PERFORMANCE

The following graph shows a comparison of cumulative total returns for the Company, Standard & Poor's 500 Index and a Company-constructed Peer Group Index (consisting of public companies which manufacture products that compete with the Company's products) for the last five fiscal years. Total returns are based on market capitalization. Peer group indices use beginning of period market capitalization weighting. Total return assumes reinvestment of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

      MEASUREMENT PERIOD            TRANS-
    (FISCAL YEAR COVERED)         TECHNOLOGY          S&P         PEER GROUP
1990                                    100.00          100.00          100.00
1991                                     77.42          114.41          101.41
1992                                     72.88          127.05          138.02
1993                                    109.77          146.39          145.32
1994                                    164.14          148.55          189.65
1995                                    123.06          171.60          205.00

  * ASSUMES INITIAL INVESTMENT OF $100.

Peer Group includes: Stant, ITW, Eaton Co., Park-Ohio Industries and Black &
                     Decker.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that from April 1, 1994 to March 31, 1995, all filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with except for filings which were made late by Mr. Belleville (Form 4 filed December 14, 1994 to reflect purchase on October 17, 1992), Mr. Moisen (Form 4 filed September 14, 1994 to reflect exercise of options and sale of stock between August 11 and August 24, 1994) and Mr. Argov (Form 3 filed March 16, 1995 to report stock ownership as of date of appointment to the Board, March 3, 1995).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

H. Gary Carlson, a current director who is not standing for re-election, has provided consulting services to the Company during fiscal 1994 and fiscal 1995 through GATH Industries, Inc., a consulting company of which he is President and a director. GATH Industries specializes in business formations and turnarounds. In fiscal 1995, the Company paid $2,400 to GATH Industries for consulting services rendered in connection with the Company's Electronics Division ("Electronics") and Electronic Connections and Assemblies Inc. subsidiary ("ECA"). In April 1995 Dr. Carlson entered into a letter of intent with the Company which contemplates the Company's sale of assets relating to the Electronics business, the ECA business and a weather instrument product line, to a company controlled by Dr. Carlson. The aggregate purchase price for the three businesses is contemplated to be approximately $16 million plus assumption of certain liabilities, which aggregate approximately $2 million. Payment is contemplated by $5 million in cash and the balance by a subordinated promissory note. The transaction is expected to close on August 15, 1995, at which time, Dr. Carlson will resign from the Board of Directors.

PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors unanimously recommends the ratification of its selection of Deloitte & Touche to serve as independent accountants of the Company for the current fiscal year, which ends March 31, 1996. Deloitte & Touche has served as independent accountants for the Company continuously since 1967. The Board has been advised that Deloitte & Touche is independent with respect to the Company within the meaning of the Securities Act of 1933, as amended, and the applicable published rules and regulations thereunder. A representative from Deloitte and Touche is

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

expected to attend the Meeting to make a statement should they desire to do so and be available to respond to appropriate questions. Ratification of the appointment requires the affirmative vote of a majority of the votes cast at the Meeting. The Board of Directors unanimously recommends a vote FOR ratification.

PROPOSALS FOR SUBMISSION AT NEXT ANNUAL MEETING

If a stockholder desires to submit a proposal to fellow stockholders at the Company's annual meeting next year and wishes to have it set forth in the corresponding proxy statement and identified in the corresponding form of proxy prepared by management, such stockholder must notify the Company at its executive offices no later than April 11, 1996.

ANNUAL REPORTS

A copy of the Company's Annual Report for the fiscal year ended March 31, 1995 is being mailed to each stockholder of record together with this Proxy Statement. On July 11, 1995, the Company filed with the SEC its Annual Report on Form 10-K for the fiscal year ended March 31, 1995. This Report contains detailed information concerning the Company and its operations, supplementary financial information and certain schedules which are not included in the Annual Report to Stockholders. A COPY OF THIS REPORT, WITHOUT EXHIBITS, WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO VALENTINA DOSS AT TRANSTECHNOLOGY CORPORATION, 700 LIBERTY AVENUE, UNION, NEW JERSEY 07083. If requested, the Company will also provide such persons with copies of any exhibit to the Annual Report on Form 10-K upon the payment of a fee limited to the Company's reasonable expenses in furnishing such exhibits. Such Report is not a part of the Company's soliciting material.

OTHER MATTERS

The Board of Directors does not know of any matter to be acted upon at the Meeting other than the matters described herein. If any other matter properly comes before the Meeting, the holders of the proxies will vote thereon in accordance with their best judgment.

            By Order of the Board of Directors

                                           [SIG]

            VALENTINA DOSS
            Vice President, General Counsel and Secretary

Union, New Jersey
August 9, 1995

--------------------------------------------------------------------------------

PROXY
                          TRANSTECHNOLOGY CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Michael J. Berthelot, Chandler J. Moisen and Monica Aguirre, or any two of them, as Proxy, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of TransTechnology Corporation held of record by the undersigned on July 24, 1995, at the annual meeting of shareholders to be held on September 21, 1995, or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted
FOR the election of all of the nominees and FOR the appointment of Deloitte & Touche LLP. This proxy when properly executed will be voted in the discretion of the Proxy upon such other business as may properly come before the meeting.

1) ELECTION OF DIRECTORS
   / / FOR ALL NOMINEES listed below              / / WITHHOLD AUTHORITY to vote
       (except as written in the space below).        for all nominees listed
                                                      below.

Gideon Argov, Walter Belleville, Michael J. Berthelot, Patrick K. Bolger, Thomas V. Chema, James A. Lawrence

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

    ----------------------------------------------------------------
The undersigned hereby confer(s) upon the Proxy discretionary authority with respect to the election of Directors in the event that any of the above nominees is unable or unwilling to serve at the meeting.

2) Proposal to ratify the selection of Deloitte & Touche LLP as auditors for the fiscal year ending March 31, 1996.

        / / FOR                 / / AGAINST              / / ABSTAIN

3) In its discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

             PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE
                           ENCLOSED PREPAID ENVELOPE

                   (Continued and to be signed on other side)

                       (Continued from the other side)

PROXY - SOLICITED BY THE BOARD OF DIRECTORS

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.


                                     ------------------------------------------
                                     Signature


                                     ------------------------------------------
                                     Signature if held jointly


                                     Dated:                              , 1995
                                           ------------------------------


Please mark, sign, date and return this proxy card promptly using the enclosed envelope which requires no postage if mailed in the United States.